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                                                                   EXHIBIT 99(a)

                     PEOPLES HERITAGE FINANCIAL GROUP, INC.
                                  NEWS RELEASE

                             ----------------------

                             FOR IMMEDIATE RELEASE
                       FOR FURTHER INFORMATION, CONTACT:
           BRIAN ARSENAULT, VICE PRESIDENT, CORPORATE COMMUNICATIONS
                                 (207) 761-8517


           PEOPLES HERITAGE COMPLETES ACQUISITION OF ATLANTIC BANCORP


     Portland, Maine, October 1, 1997 -- Peoples Heritage Financial Group, Inc. (NASDAQ:PHBK) has announced that it finalized the acquisition of Atlantic Bancorp today. Total assets at Peoples Heritage, headquartered in Portland, Maine with banking affiliates in Maine, New Hampshire and northern Massachusetts, now exceed $6 billion. Atlantic Bancorp, also headquartered in Portland, was the $470.2 million parent company of Atlantic Bank N.A. Immediately following the acquisition, Atlantic Bank N.A. was merged into Peoples Heritage Bank, Peoples Heritage's Maine-based banking subsidiary.

     "Atlantic Bank has had a community focus which fits well with our approach to banking," said William J. Ryan, chairman, president and chief executive officer of Peoples Heritage. "We believe this will be a comfortable transition for Atlantic's customers and a meaningful addition to our Maine banking franchise."

     The acquisition is for cash and is being accounted for as a purchase, Peoples Heritage is paying $17 per share of Atlantic common stock and common stock equivalents for a total of $70.8 million. The purchase price is equivalent to 1.6 times Atlantic's book value at March 31, 1997 and represents a deposit premium of 10.7 percent.

     Peoples Heritage Bank is the Maine banking affiliate of Peoples Heritage Financial Group, with the state's second largest market share and 72 banking centers. The Company also owns Bank of New Hampshire, which enjoys the third largest deposit share in New Hampshire and operates 45 banking offices, and Family Bank, which operates 18 banking centers in northern Massachusetts and five in southern New Hampshire.